Exhibit 99
Piper Sandler Companies Reports Third Quarter 2021 Results;
Declares Special Dividend of $3.00 Per Share and Quarterly Dividend of $0.55 Per Share
MINNEAPOLIS—October 29, 2021—Piper Sandler Companies (NYSE: PIPR) today announced its results for the third quarter of 2021.
"We generated our fourth consecutive quarter with net revenues at or above $400 million, driven by strong contributions across our businesses," said Chad R. Abraham, chairman and chief executive officer. "We remain committed to returning excess capital to our shareholders and with our strong earnings and positive outlook, we declared a special cash dividend of $3.00 per share."

	Third Quarter 2021 Results
	U.S. GAAP			Adjusted (1)
(Dollars in millions, except per share data)	Q3	vs.	vs.	Q3	vs.	vs.
	2021	Q2-21	Q3-20	2021	Q2-21	Q3-20
Net revenues	$445.6	-12%	47%	$440.3	-11%	48%
Pre-tax margin	17.0%	-540 bps	890 bps	26.3%	-140 bps	590 bps
Net income applicable to Piper Sandler Companies	$45.7	-35%	294%	$82.8	-16%	94%
Earnings per diluted common share	$2.68	-35%	244%	$4.55	-15%	91%
(1)A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

FINANCIAL & BUSINESS HIGHLIGHTS
•Net revenues for the third quarter of 2021 moderated on a sequential basis and increased compared to the third quarter of 2020.
•Corporate investment banking generated revenues of $293 million for the third quarter of 2021 representing the fourth consecutive quarter with over $250 million of revenues. Performance was led by the financial services group, which registered their strongest quarter on record.
•Municipal financing generated record revenues of $42 million for the third quarter of 2021, up 60% over the prior year quarter compared to a decline in par value issued for the municipal negotiated market.
•Institutional brokerage generated revenues of $90 million for the third quarter of 2021, up over the prior year quarter.
•For the first nine months of 2021, net revenues exceeded $1.3 billion and represent our strongest first nine months on record with advisory services, corporate and municipal financing, and fixed income services all generating record year-to-date revenues. Advisory services was a significant driver of growth with revenues of $616 million, or 45% of net revenues, up 125% over the prior year.
•Operating results for the first nine months of 2021 continue to demonstrate our enhanced scale, diversification and ability to drive shareholder value while operating a capital-light business.
•Our pre-tax margin on a U.S. GAAP basis of 19.7% for the first nine months of 2021 and our adjusted operating margin of 26.4% were driven by record revenue levels and continued cost discipline.
•Net income on a U.S. GAAP basis of $165 million for the first nine months of 2021 and record adjusted net income of $257 million resulted from higher revenues and improved margins.
•For the first nine months of 2021, U.S. GAAP earnings per diluted common share of $9.81 and our adjusted earnings per diluted common share of $14.08 represent the strongest first nine months on record.

STRATEGIC UPDATES
•On October 14, 2021, we announced the acquisition of Cornerstone Macro, an independent research firm that offers best-in-class macro research and equity derivatives trading to institutional investors.
•Adds 50+ professionals, including 21 research analysts, to our platform and represents a significant step towards building a durable $200 million+ institutional equities business with opportunity to grow over the long term.
•Expected to close in the first quarter of 2022 subject to customary closing conditions and regulatory approval.

TALENT
•Increased our investment banking managing director headcount on a net basis for the eighth consecutive quarter including the addition of a financial sponsors managing director in Europe.
•Expanded our credit union coverage with the recent addition of a senior salesperson in fixed income.
•Hired a director of diversity & inclusion which further advances our strategic priority of becoming a more diverse and inclusive firm.

CAPITAL
•Declared a special cash dividend of $3.00 per share of common stock and a quarterly cash dividend of $0.55 per share of common stock. Both dividends will be paid on December 10, 2021 to shareholders of record as of November 23, 2021.
•Returned an aggregate of $117.5 million to shareholders during the first nine months of 2021 through dividends and share repurchases, including $32.2 million, or approximately 243,000 shares, repurchased during the third quarter of 2021.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Sept. 30,	% Change vs.		Sept. 30,	Sept. 30,	%
	2021	2021	2020	Q2-21	Q3-20	2021	2020	Change
Revenues
Advisory services	$214,165	$248,668	$77,250	-14%	177%	$615,682	$274,045	125%
Corporate financing	79,065	102,401	99,528	-23%	-21%	297,602	208,152	43%
Municipal financing	42,373	36,078	26,457	17%	60%	105,540	79,863	32%
Investment banking	335,603	387,147	203,235	-13%	65%	1,018,824	562,060	81%

Equity brokerage	34,062	34,873	33,439	-2%	2%	112,169	121,936	-8%
Fixed income services	56,037	60,957	53,325	-8%	5%	183,248	143,310	28%
Institutional brokerage	90,099	95,830	86,764	-6%	4%	295,417	265,246	11%

Interest income	1,485	1,673	2,095	-11%	-29%	5,215	11,225	-54%
Investment income	21,046	26,694	15,080	-21%	40%	71,508	4,987	N/M

Total revenues	448,233	511,344	307,174	-12%	46%	1,390,964	843,518	65%

Interest expense	2,668	2,696	3,455	-1%	-23%	8,144	11,193	-27%

Net revenues	$445,565	$508,648	$303,719	-12%	47%	$1,382,820	$832,325	66%

Non-interest expenses
Compensation and benefits	$301,859	$325,252	$209,660	-7%	44%	$907,439	$611,344	48%
Non-compensation expenses	67,996	69,336	69,410	-2%	-2%	202,744	222,964	-9%
Total non-interest expenses	$369,855	$394,588	$279,070	-6%	33%	$1,110,183	$834,308	33%

Income/(loss) before income tax expense/(benefit)	$75,710	$114,060	$24,649	-34%	207%	$272,637	$(1,983)	N/M

Ratios and margin
Compensation ratio	67.7%	63.9%	69.0%			65.6%	73.5%
Non-compensation ratio	15.3%	13.6%	22.9%			14.7%	26.8%
Pre-tax margin	17.0%	22.4%	8.1%			19.7%	-0.2%

Net income/(loss) applicable to Piper Sandler Companies	$45,721	$69,821	$11,617	-35%	294%	$165,001	$(1,656)	N/M

Earnings/(loss) per diluted common share	$2.68	$4.12	$0.78	-35%	244%	$9.81	$(0.12)	N/M
N/M – Not meaningful

Revenues
For the third quarter of 2021, net revenues of $445.6 million decreased 12% compared to the second quarter of 2021 and increased 47% compared to the third quarter of 2020.
Investment banking revenues of $335.6 million for the third quarter of 2021 decreased 13% compared to the second quarter of 2021 and increased 65% compared to the third quarter of 2020. For the third quarter of 2021, investment banking generated 75% of total net revenues.
•Advisory services revenues of $214.2 million for the third quarter of 2021 represent the second strongest quarter on record and include broad contributions from all of our industry groups. Revenues for the current quarter decreased 14% compared to the second quarter of 2021 driven by a lower average fee. Revenues increased 177% compared to the third quarter of 2020 resulting from the significant market recovery in M&A activity and strong relative performance. Market conditions remain conducive for M&A activity and our pipelines are robust, which we expect will lead to a strong fourth quarter.
•Corporate financing revenues of $79.1 million for the third quarter of 2021 decreased 23% compared to the second quarter of 2021 and 21% compared to the third quarter of 2020. Consistent with the market, our financing activity during the current quarter moderated from the sequential quarter; however, financing activity remains strong relative to historic levels. Our performance was led by our book run healthcare franchise, with contributions from financial services, technology and consumer. We expect to continue executing these transactions as markets remain conducive.
•Municipal financing revenues of $42.4 million for the third quarter of 2021 represent a record quarter driven by strong execution within our governmental business and specialty sectors, which included a few large fees. Revenues for the current quarter increased 17% compared to the second quarter of 2021 and 60% compared to the third quarter of 2020. Market conditions remain robust as low interest rates and a strong credit outlook continue to drive strong new issuance activity and we believe our pipeline remains robust which should lead to another strong quarter to finish the year.
Institutional brokerage revenues of $90.1 million for the third quarter of 2021 decreased 6% compared to the second quarter of 2021 and increased 4% compared to the third quarter of 2020. For the third quarter of 2021, institutional brokerage generated 20% of total net revenues.
•Equity brokerage revenues of $34.1 million for the third quarter of 2021 decreased 2% compared to the second quarter of 2021 and increased 2% compared to the third quarter of 2020. Volumes and volatility remained subdued during most of the third quarter leading to reduced client activity. We saw an acceleration of volatility to end the third quarter and anticipate activity levels will remain elevated through the remainder of the year.
•Fixed income services revenues of $56.0 million for the third quarter of 2021 decreased 8% compared to the second quarter of 2021 and increased 5% compared to the third quarter of 2020. The decline in rates early in the quarter drove a pause in activity for some of our clients. This was offset in part by increased activity among our financial services clients with excess liquidity, as rates moved higher in September 2021. We anticipate this dynamic will continue into the fourth quarter.
Investment income of $21.0 million for the third quarter of 2021 decreased 21% compared to the second quarter of 2021 and increased 40% compared to the third quarter of 2020. The current and prior periods include amounts attributable to noncontrolling interests. Investment income for the current quarter related to realized gains recorded in our merchant banking portfolio. Investment income for the prior periods primarily related to gains recorded in our merchant banking funds.

Non-Interest Expenses
For the third quarter of 2021, non-interest expenses of $369.9 million decreased 6% compared to the second quarter of 2021 and increased 33% compared to the third quarter of 2020.
•Compensation ratio of 67.7% for the third quarter of 2021 increased compared to the second quarter of 2021 driven by higher acquisition-related compensation expense due to the inclusion of a cumulative adjustment related to the earn out associated with the acquisition of The Valence Group. The compensation ratio during the current quarter decreased compared to the third quarter of 2020 as the result of higher net revenues.
•Non-compensation expenses of $68.0 million for the third quarter of 2021 decreased 2% compared to both the second quarter of 2021 and the third quarter of 2020. Non-compensation expenses declined compared to the second quarter of 2021 driven by lower acquisition-related restructuring and integration costs. Non-compensation expenses declined compared to the third quarter of 2020 driven by reduced acquisition-related intangible asset amortization and deal-related expenses, offset in part by higher marketing and business development expenses associated with the gradual increase in employee travel.
Pre-Tax Income
For the third quarter of 2021, we recorded pre-tax income of $75.7 million compared to $114.1 million for the second quarter of 2021 and $24.6 million for the third quarter of 2020.
•Pre-tax margin of 17.0% for the third quarter of 2021 declined compared to 22.4% for the second quarter of 2021 resulting from a decline in net revenues and a higher compensation ratio. Pre-tax margin for the third quarter of 2021 improved compared to 8.1% for the third quarter of 2020 driven by higher net revenues.
Net Income & Earnings Per Share
For the third quarter of 2021, we recorded net income of $45.7 million, or $2.68 per diluted common share. Results for the current quarter declined compared to the record second quarter of 2021 driven by decreased revenues and higher acquisition-related compensation expenses. Results for the current quarter improved compared to the third quarter of 2020 driven by increased net revenues and a higher pre-tax margin.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Sept. 30,	% Change vs.		Sept. 30,	Sept. 30,	%
	2021	2021	2020	Q2-21	Q3-20	2021	2020	Change
Adjusted net revenues
Advisory services	$214,165	$248,668	$77,250	-14%	177%	$615,682	$274,045	125%
Corporate financing	79,065	102,401	99,528	-23%	-21%	297,602	208,152	43%
Municipal financing	42,373	36,078	26,457	17%	60%	105,540	79,863	32%
Investment banking	335,603	387,147	203,235	-13%	65%	1,018,824	562,060	81%

Equity brokerage	34,062	34,873	33,439	-2%	2%	112,169	121,936	-8%
Fixed income services	56,037	60,957	53,325	-8%	5%	183,248	143,310	28%
Institutional brokerage	90,099	95,830	86,764	-6%	4%	295,417	265,246	11%

Interest income	1,485	1,673	2,095	-11%	-29%	5,215	11,225	-54%
Investment income	13,593	8,502	6,687	60%	103%	28,720	895	N/M

Total revenues	440,780	493,152	298,781	-11%	48%	1,348,176	839,426	61%

Interest expense	450	479	982	-6%	-54%	1,422	4,038	-65%

Adjusted net revenues	$440,330	$492,673	$297,799	-11%	48%	$1,346,754	$835,388	61%

Adjusted operating expenses
Adjusted compensation and benefits	$265,120	$298,835	$181,736	-11%	46%	$818,223	$526,201	55%
Adjusted non-compensation expenses	59,186	57,364	55,176	3%	7%	173,298	167,520	3%
Adjusted operating expenses	$324,306	$356,199	$236,912	-9%	37%	$991,521	$693,721	43%

Adjusted operating income	$116,024	$136,474	$60,887	-15%	91%	$355,233	$141,667	151%

Adjusted ratios and margin
Adjusted compensation ratio	60.2%	60.7%	61.0%			60.8%	63.0%
Adjusted non-compensation ratio	13.4%	11.6%	18.5%			12.9%	20.1%
Adjusted operating margin	26.3%	27.7%	20.4%			26.4%	17.0%

Adjusted net income	$82,814	$98,569	$42,678	-16%	94%	$256,862	$102,594	150%

Adjusted earnings per diluted common share	$4.55	$5.37	$2.38	-15%	91%	$14.08	$5.73	146%
N/M – Not meaningful
Throughout the press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) interest expense on long-term financing, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements and (5) acquisition-related restructuring and integration costs. The adjusted weighted average diluted shares outstanding used in the calculation of non-GAAP earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to the acquisitions of Sandler O'Neill, The Valence Group and TRS Advisors LLC. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted Net Revenues
For the third quarter of 2021, adjusted net revenues of $440.3 million decreased 11% compared to the record second quarter of 2021 driven by a slight moderation in our corporate investment banking and institutional brokerage businesses, offset in part by higher municipal financing revenues and investment income. Adjusted net revenues increased 48% compared to the third quarter of 2020 driven by the market recovery and contributions from across our scaled and diverse investment banking business, as well as strong institutional brokerage activity. For the third quarter of 2021, investment banking generated 76% of total adjusted net revenues and institutional brokerage generated 20%.
Adjusted Operating Expenses
For the third quarter of 2021, adjusted operating expenses of $324.3 million decreased 9% compared to the second quarter of 2021 and increased 37% compared to the third quarter of 2020.
•Adjusted compensation ratio of 60.2% for the third quarter of 2021 decreased compared to 60.7% for the second quarter of 2021 and 61.0% for the third quarter of 2020. The adjusted compensation ratio for the current quarter decreased on a sequential basis driven by business mix, and our continued strong performance and outlook. The adjusted compensation ratio for the current quarter decreased compared to the year-ago period as a result of higher net revenues.
•Adjusted non-compensation expenses of $59.2 million for the third quarter of 2021 increased 3% compared to the second quarter of 2021 driven primarily by higher deal-related expenses. Adjusted non-compensation expenses for the current quarter increased 7% compared to the third quarter of 2020 driven by higher marketing and business development expenses associated with the gradual increase in travel and entertainment costs.
Adjusted Operating Income
For the third quarter of 2021, adjusted operating income of $116.0 million decreased 15% compared to the second quarter of 2021 and increased 91% compared to the third quarter of 2020.
•Adjusted operating margin of 26.3% for the third quarter of 2021 decreased compared to 27.7% for the second quarter of 2021 driven by lower adjusted net revenues and the slight increase in non-compensation expenses. Adjusted operating margin for the third quarter of 2021 increased compared to 20.4% for the third quarter of 2020 driven by higher adjusted net revenues and a lower compensation ratio.
Adjusted Net Income & Adjusted Earnings Per Share
For the third quarter of 2021, we recorded adjusted net income of $82.8 million, or $4.55 of adjusted earnings per diluted common share. Results for the current quarter decreased compared to the second quarter of 2021 driven by a decline in adjusted net revenues and adjusted operating margin. Results for the current quarter increased compared to the third quarter of 2020 driven by higher adjusted net revenues and a higher adjusted operating margin.

COMPLETED DEAL INFORMATION
The following summarizes information on deals closed during the periods presented.

	Three Months Ended					Nine Months Ended
(Dollars in billions)	Sept. 30,	June 30,	Sept. 30,	% Change vs.		Sept. 30,	Sept. 30,	%
	2021	2021	2020	Q2-21	Q3-20	2021	2020	Change
Advisory services
M&A and restructuring transactions	68	58	34	17%	100%	175	116	51%
Capital advisory transactions	31	40	32	-23%	-3%	99	62	60%

Corporate financings
Total equity transactions	50	48	43	4%	16%	169	97	74%
Book run equity transactions	29	30	29	-3%	—%	108	70	54%
Total debt and preferred transactions	16	19	16	-16%	—%	41	45	-9%
Book run debt and preferred transactions	8	11	9	-27%	-11%	20	28	-29%

Municipal negotiated issues
Aggregate par value	$5.2	$4.8	$4.7	8%	11%	$13.2	$14.3	-8%
Total issues	221	272	214	-19%	3%	705	602	17%
TAXES
Our non-GAAP effective tax rate was 27.2% for the third quarter of 2021 and 26.3% for the nine months ended September 30, 2021, both within our expected range of 26% to 28%.
For the nine months ended September 30, 2020, our non-GAAP effective tax rate was 23.7%. The non-GAAP effective tax rate was lower for the year-to-date period as we recorded tax benefits of $3.6 million primarily related to the Coronavirus Aid, Relief and Economic Security Act. Excluding the impact of these tax benefits, our non-GAAP effective tax rate was 26.4% for the nine months ended September 30, 2020.
CAPITAL
Dividends
On October 29, 2021, our Board of Directors declared a special cash dividend on the company's common stock of $3.00 per share related to our financial results for the first nine months of 2021. In addition, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.55 per share. Both dividends will be paid on December 10, 2021, to shareholders of record as of the close of business on November 23, 2021.
Our dividend policy is to return between 30% to 50% of our fiscal year adjusted net income to shareholders. We anticipate our full year payout ratio to be near the mid point of that range. As a result, we currently expect to declare another special dividend related to fiscal year 2021 in conjunction with our fourth quarter earnings release, subject to approval of our Board of Directors.
During the third quarter of 2021, we paid a quarterly cash dividend on the company's common stock of $0.55 per share, totaling $8.1 million. For the first nine months of 2021, we returned an aggregate of $49.1 million, or $3.25 per share, to shareholders through quarterly dividends and the special dividend related to our fiscal year 2020 results, which was paid in the first quarter of 2021.
Share Repurchases
During the third quarter of 2021, we repurchased approximately 243,000 shares at an average price of $132.62 per share.
During the first nine months of 2021, we repurchased approximately 418,000 shares, at an average price of $125.03 per share, pursuant to our share repurchase authorization. We also repurchased approximately 146,000 shares of the company's common stock at an average price of $110.64 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. The aggregate amount of approximately 564,000 shares, or $68.4 million, were repurchased at an average price of $121.31 per share.

ADDITIONAL INFORMATION

	Sept. 30,	June 30,	Sept. 30,
	2021	2021	2020
Human Capital
Full-time employees	1,669	1,624	1,510
Investment banking managing directors	146	145	137

Shareholder Information (amounts in millions)
Common shareholders’ equity	$980.2	$955.1	$769.5

Common shares outstanding	14.1	14.3	13.8
Restricted shares outstanding	3.8	3.9	4.2
Total shares outstanding	17.9	18.2	18.0
Conference Call with Management
Chad R. Abraham, chairman and chief executive officer; Debbra L. Schoneman, president; and Timothy L. Carter, chief financial officer, will host a conference call to discuss the financial results on Friday, October 29, 2021, at 10 a.m. Eastern Time (9 a.m. Central Time). Participants can access the call by dialing 888-810-0209 (toll-free domestic) or 706-902-1361 (international) and referencing reservation number: 3064159. Callers should dial in at least 15 minutes prior to the call time. A live audio webcast of the call will be available through the company's website at www.pipersandler.com.
A recording of the conference call will be available for replay approximately three hours following the completion of the live call. Participants can listen to the recording by dialing 855-859-2056 and referencing reservation number: 3064159. A replay of the audio webcast will also be available through the company’s website referenced above.
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.
© 2021. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
investorrelations@psc.com

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), the scope and impact of COVID-19, revenue levels from pending and completed transactions (i.e., Cornerstone Macro, TRS Advisors, The Valence Group, and Sandler O'Neill), areas of potential growth and market share gains for the company (e.g., sectors within corporate advisory or geographic regions within public finance), economic and market conditions (including the outlook for equity markets, municipal issuance, and the interest rate environment), our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, including growth of investment banking and focus on private equity clients within investment banking, the payment of our quarterly and special dividends to our shareholders, our share repurchase program, the expected benefits and integration of our pending acquisition of Cornerstone Macro and our recently completed acquisitions of TRS Advisors, The Valence Group, and Sandler O'Neill, or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•the duration, extent and severity of the ongoing COVID-19 pandemic, including its impacts across our business, operations and employees and on economies and markets more generally;
•the expected benefits of our pending acquisition of Cornerstone Macro and our recently completed acquisitions of TRS Advisors, The Valence Group, and Sandler O'Neill may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;
•market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2020, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
###

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
(Amounts in thousands, except per share data)	Sept. 30,	June 30,	Sept. 30,	3Q '21	3Q '21	Sept. 30,		Sept. 30,		Percent
	2021	2021	2020	vs. 2Q '21	vs. 3Q '20	2021		2020		Inc/(Dec)

Revenues:
Investment banking	$335,603	$387,147	$203,235	(13.3)%	65.1%	$1,018,824		$562,060		81.3%
Institutional brokerage	90,099	95,830	86,764	(6.0)	3.8	295,417		265,246		11.4
Interest income	1,485	1,673	2,095	(11.2)	(29.1)	5,215		11,225		(53.5)
Investment income	21,046	26,694	15,080	(21.2)	39.6	71,508		4,987		N/M
Total revenues	448,233	511,344	307,174	(12.3)	45.9	1,390,964		843,518		64.9

Interest expense	2,668	2,696	3,455	(1.0)	(22.8)	8,144		11,193		(27.2)

Net revenues	445,565	508,648	303,719	(12.4)	46.7	1,382,820		832,325		66.1

Non-interest expenses:
Compensation and benefits	301,859	325,252	209,660	(7.2)	44.0	907,439		611,344		48.4
Outside services	10,736	10,593	9,395	1.3	14.3	29,004		27,733		4.6
Occupancy and equipment	14,483	13,720	13,849	5.6	4.6	42,225		39,356		7.3
Communications	10,623	10,026	11,169	6.0	(4.9)	32,457		33,899		(4.3)
Marketing and business development	5,552	5,114	537	8.6	933.9	12,733		13,164		(3.3)
Deal-related expenses	10,975	8,710	13,543	26.0	(19.0)	32,116		29,687		8.2
Trade execution and clearance	3,637	4,207	3,666	(13.5)	(0.8)	12,024		15,129		(20.5)
Restructuring and integration costs	314	3,433	1,592	(90.9)	(80.3)	3,882		7,218		(46.2)
Intangible asset amortization	7,520	7,520	11,607	—	(35.2)	22,560		33,122		(31.9)
Other operating expenses	4,156	6,013	4,052	(30.9)	2.6	15,743		23,656		(33.5)
Total non-interest expenses	369,855	394,588	279,070	(6.3)	32.5	1,110,183		834,308		33.1

Income/(loss) before income tax expense/(benefit)	75,710	114,060	24,649	(33.6)	207.2	272,637		(1,983)		N/M

Income tax expense/(benefit)	23,512	27,066	5,674	(13.1)	314.4	67,852		(1,400)		N/M

Net income/(loss)	52,198	86,994	18,975	(40.0)	175.1	204,785		(583)		N/M

Net income applicable to noncontrolling interests	6,477	17,173	7,358	(62.3)	(12.0)	39,784		1,073		N/M

Net income/(loss) applicable to Piper Sandler Companies	$45,721	$69,821	$11,617	(34.5)%	293.6%	$165,001		$(1,656)		N/M

Earnings/(loss) per common share
Basic	$3.22	$4.86	$0.84	(33.7)%	283.3%	$11.53		$(0.12)		N/M
Diluted	$2.68	$4.12	$0.78	(35.0)%	243.6%	$9.81		$(0.12)	(a)	N/M

Dividends declared per common share	$0.55	$0.45	$0.30	22.2%	83.3%	$3.25	(b)	$1.63	(c)	99.4%

Weighted average common shares outstanding
Basic	14,213	14,358	13,778	(1.0)%	3.2%	14,314		13,789		3.8%
Diluted	17,047	16,951	14,853	0.6%	14.8%	16,821		14,580	(a)	15.4%
N/M — Not meaningful
(a)Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred.
(b)Includes the declaration of a special cash dividend of $1.85 per share related to fiscal year 2020 and three quarterly cash dividends totaling $1.40 per share on the Company's common stock for the nine months ended September 30, 2021.
(c)Includes the declaration of a special cash dividend of $0.75 per share related to fiscal year 2019 and three quarterly cash dividends totaling $0.875 per share on the Company's common stock for the nine months ended September 30, 2020.

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q '21	3Q '21	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2021	2021	2020	vs. 2Q '21	vs. 3Q '20	2021	2020	Inc/(Dec)
Revenues:
Investment banking	$335,603	$387,147	$203,235	(13.3)%	65.1%	$1,018,824	$562,060	81.3%
Institutional brokerage	90,099	95,830	86,764	(6.0)	3.8	295,417	265,246	11.4
Interest income	1,485	1,673	2,095	(11.2)	(29.1)	5,215	11,225	(53.5)
Investment income	13,593	8,502	6,687	59.9	103.3	28,720	895	N/M
Total revenues	440,780	493,152	298,781	(10.6)	47.5	1,348,176	839,426	60.6

Interest expense	450	479	982	(6.1)	(54.2)	1,422	4,038	(64.8)

Adjusted net revenues (2)	$440,330	$492,673	$297,799	(10.6)%	47.9%	$1,346,754	$835,388	61.2%

Non-interest expenses:
Adjusted compensation and benefits (3)	$265,120	$298,835	$181,736	(11.3)%	45.9%	$818,223	$526,201	55.5%
Ratio of adjusted compensation and benefits to adjusted net revenues	60.2%	60.7%	61.0%			60.8%	63.0%

Adjusted non-compensation expenses (4)	$59,186	$57,364	$55,176	3.2%	7.3%	$173,298	$167,520	3.4%
Ratio of adjusted non-compensation expenses to adjusted net revenues	13.4%	11.6%	18.5%			12.9%	20.1%

Adjusted operating income (5)	$116,024	$136,474	$60,887	(15.0)%	90.6%	$355,233	$141,667	150.8%
Adjusted operating margin (6)	26.3%	27.7%	20.4%			26.4%	17.0%

Interest expense on long-term financing	2,218	2,217	2,473	—	(10.3)	6,722	7,155	(6.1)

Adjusted income before adjusted income tax expense (7)	$113,806	$134,257	$58,414	(15.2)%	94.8%	$348,511	$134,512	159.1%

Adjusted income tax expense (8)	30,992	35,688	15,736	(13.2)	96.9	91,649	31,918	187.1

Adjusted net income (9)	$82,814	$98,569	$42,678	(16.0)%	94.0%	$256,862	$102,594	150.4%
Effective tax rate (10)	27.2%	26.6%	26.9%			26.3%	23.7%

Adjusted earnings per diluted common share	$4.55	$5.37	$2.38	(15.3)%	91.2%	$14.08	$5.73	145.7%

Adjusted weighted average diluted common shares outstanding (11)	18,192	18,360	17,934	(0.9)%	1.4%	18,237	17,907	1.8%
N/M – Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(Amounts in thousands, except per share data)	2021	2021	2020	2021	2020

Net revenues:
Net revenues – U.S. GAAP basis	$445,565	$508,648	$303,719	$1,382,820	$832,325
Adjustments:
Revenue related to noncontrolling interests (12)	(7,453)	(18,192)	(8,393)	(42,788)	(4,092)
Interest expense on long-term financing	2,218	2,217	2,473	6,722	7,155
Adjusted net revenues	$440,330	$492,673	$297,799	$1,346,754	$835,388

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$301,859	$325,252	$209,660	$907,439	$611,344
Adjustment:
Compensation from acquisition-related agreements	(36,739)	(26,417)	(27,924)	(89,216)	(85,143)
Adjusted compensation and benefits	$265,120	$298,835	$181,736	$818,223	$526,201

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$67,996	$69,336	$69,410	$202,744	$222,964
Adjustments:
Non-compensation expenses related to noncontrolling interests (12)	(976)	(1,019)	(1,035)	(3,004)	(3,019)
Acquisition-related restructuring and integration costs	(314)	(3,433)	(1,592)	(3,882)	(7,218)
Amortization of intangible assets related to acquisitions	(7,520)	(7,520)	(11,607)	(22,560)	(33,122)
Non-compensation expenses from acquisition-related agreements	—	—	—	—	(12,085)
Adjusted non-compensation expenses	$59,186	$57,364	$55,176	$173,298	$167,520

Income/(loss) before income tax expense/(benefit):
Income/(loss) before income tax expense/(benefit) – U.S. GAAP basis	$75,710	$114,060	$24,649	$272,637	$(1,983)
Adjustments:
Revenue related to noncontrolling interests (12)	(7,453)	(18,192)	(8,393)	(42,788)	(4,092)
Interest expense on long-term financing	2,218	2,217	2,473	6,722	7,155
Non-compensation expenses related to noncontrolling interests (12)	976	1,019	1,035	3,004	3,019
Compensation from acquisition-related agreements	36,739	26,417	27,924	89,216	85,143
Acquisition-related restructuring and integration costs	314	3,433	1,592	3,882	7,218
Amortization of intangible assets related to acquisitions	7,520	7,520	11,607	22,560	33,122
Non-compensation expenses from acquisition-related agreements	—	—	—	—	12,085
Adjusted operating income	$116,024	$136,474	$60,887	$355,233	$141,667
Interest expense on long-term financing	(2,218)	(2,217)	(2,473)	(6,722)	(7,155)
Adjusted income before adjusted income tax expense	$113,806	$134,257	$58,414	$348,511	$134,512

Income tax expense/(benefit):
Income tax expense/(benefit) – U.S. GAAP basis	$23,512	$27,066	$5,674	$67,852	$(1,400)
Tax effect of adjustments:
Compensation from acquisition-related agreements	5,793	6,142	6,733	17,998	20,639
Acquisition-related restructuring and integration costs	78	871	385	972	1,209
Amortization of intangible assets related to acquisitions	1,609	1,609	2,944	4,827	8,401
Non-compensation expenses from acquisition-related agreements	—	—	—	—	3,069
Adjusted income tax expense	$30,992	$35,688	$15,736	$91,649	$31,918

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(Amounts in thousands, except per share data)	2021	2021	2020	2021	2020

Net income/(loss) applicable to Piper Sandler Companies:
Net income/(loss) applicable to Piper Sandler Companies – U.S. GAAP basis	$45,721	$69,821	$11,617	$165,001	$(1,656)
Adjustments:
Compensation from acquisition-related agreements	30,946	20,275	21,191	71,218	64,504
Acquisition-related restructuring and integration costs	236	2,562	1,207	2,910	6,009
Amortization of intangible assets related to acquisitions	5,911	5,911	8,663	17,733	24,721
Non-compensation expenses from acquisition-related agreements	—	—	—	—	9,016
Adjusted net income	$82,814	$98,569	$42,678	$256,862	$102,594

Earnings/(loss) per diluted common share:
Earnings/(loss) per diluted common share – U.S. GAAP basis	$2.68	$4.12	$0.78	$9.81	$(0.12)
Adjustment for inclusion of unvested acquisition-related stock	(0.31)	(0.45)	(0.49)	(1.19)	(1.31)
	$2.37	$3.67	$0.29	$8.62	$(1.43)
Adjustments:
Compensation from acquisition-related agreements	1.82	1.20	1.43	4.23	4.43
Acquisition-related restructuring and integration costs	0.01	0.15	0.08	0.17	0.41
Amortization of intangible assets related to acquisitions	0.35	0.35	0.58	1.06	1.70
Non-compensation expenses from acquisition-related agreements	—	—	—	—	0.62
Adjusted earnings per diluted common share	$4.55	$5.37	$2.38	$14.08	$5.73

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	17,047	16,951	14,853	16,821	14,580
Adjustment:
Unvested acquisition-related restricted stock with service conditions	1,145	1,409	3,081	1,416	3,327
Adjusted weighted average diluted common shares outstanding	18,192	18,360	17,934	18,237	17,907

This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) revenues related to noncontrolling interests (see (12) below) and (b) interest expense on long-term financing.
(3)A non-GAAP measure which excludes compensation expense from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (12) below), (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from acquisition-related agreements.
(5)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) interest expense on long-term financing, (c) compensation and non-compensation expenses from acquisition-related agreements, (d) acquisition-related restructuring and integration costs and (e) amortization of intangible assets related to acquisitions.
(6)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(7)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.
(8)A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.
(9)A non-GAAP measure which represents net income earned by Piper Sandler Companies excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.
(11)A non-GAAP measure which assumes the vesting of acquisition-related restricted stock with service conditions.
(12)Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.